                                                                  EXHIBIT (C)(1)

WIND POINT PARTNERS
One Towne Square
Suite 780
Southfield, MI 48076

CONFIDENTIALITY AGREEMENT

September 1, 1999

PERSONAL AND CONFIDENTIAL

Dear Sirs:

     In connection with our interest in a possible transaction involving us and Bolle Inc. (the "Company"), the Company is furnishing us with certain information which is either non-public, confidential or proprietary in nature. All information furnished to us, our directors, officers, employees, agents or representatives, including without limitation attorneys, accountants, consultants and financial advisors (collectively, "representatives"), by the Company, or any of their respective representatives, and all analyses, compilations, data, studies or other documents prepared by us or our representatives containing or based in whole or in part on any such furnished information or reflecting our review of, or interest in, the Company is hereinafter referred to as the "Information." In consideration of our being furnished with the Information, we agree that:

     1. The Information will be kept confidential. and will not, without the prior written consent of the Company, be disclosed by us or our representatives to any other person, in any manner whatsoever, in whole or in part, and will not be used by us or our representatives directly or indirectly for any purpose other than evaluating the transaction referred to above. Moreover, we agree to transmit the Information only to those representatives who need to know the Information for the purpose of evaluating the transaction referred to above, who are informed by us of the confidential nature of the Information and who agree to be bound by the terms of this Agreement. We agree to notify the Company prior to the delivery or disclosure of any Information to our representatives, as to the identity of such representatives. We will be responsible for any breach of this Agreement by our representatives,

     2. Without the prior written consent of the Company, except to the extent provided by this Agreement, we and our representatives will not disclose to any other person the fact that the Information has been made available, that discussions or negotiations are taking place concerning a possible transaction involving us and the Company, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as required by law and then only with proper written notice as soon as possible to the Company. The term "person" as used in this letter shall be broadly interpreted to include without limitation any corporation, company, group, partnership or individual.

     3. We shall keep a record of each location of the Information. The Information and all copies thereof will be destroyed or returned immediately without retaining any copies thereof, if we do not within a reasonable time proceed with a transaction involving the Company, or upon request. However, our attorneys shall be allowed to retain a copy of the Information until the expiration of this Agreement.

     4. This Agreement shalt be inoperative as to such portions of the Information which (i) are or become generally available to the public other than as a result of a disclosure by us or our representatives; (ii) become available to us on a non-confidential basis from a source other than the Company or one of their representatives which has represented to us (and which we have no reason to disbelieve after due inquiry) is entitled to disclose it; or (iii) were known to us on a non-confidential basis prior to their disclosure to us by the Company or one of their representatives.

     5. For a period of three years from the date of this Agreement, we and our affiliates (including any person or entity directly or indirectly, through one or more intermediaries, controlling us or controlled by or under common control with us) will not (and we and they will not assist or encourage others
to), directly or indirectly, (i) purchase or agree or offer to purchase any securities or assets of the Company or any rights or options to acquire the same (including from a third party); (ii) enter into, or offer or agree to enter into an acquisition or other business combination transaction relating to the Company (including with a third party); or (iii) propose any of the foregoing, unless and until such offer or proposal shall have been specifically invited in writing by the Company or through its authorized representatives acting as agents on behalf of the Company. If at any time during such period, we are approached by any third party concerning our or their participation in a transaction involving the Company's securities or assets, we will promptly inform the Company of the nature of each contact and the parties thereto.

     6. Until the earliest of (i) a definitive agreement regarding the acquisition of substantially all of the assets or stock of the Company by us has been executed; (ii) an acquisition of substantially all of the assets or stock of the Company by a third party bu been consummated; or (iii) three years from the date of this Agreement, we agree not to initiate or maintain contact (except for those contacts made in the ordinary course of our business) with any officer, director or employee of the Company regarding the Company's business, prospects, operations or finances, except with the express permission of the Company acting through its authorized representative or by Banc of America Securities LLC, acting on behalf of the Company. It is understood that the Company or its authorized agents will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding this possible transaction,
(ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, will be submitted or directed to the Company's agents.

     7. We understand that the Company has endeavored to include in the Information those materials which it believes to be reliable and relevant for the purpose of our evaluation, but we acknowledge that neither the Company nor any of its representatives or advisors makes any representation or warranty as to the accuracy or completeness of the Information. We agree that neither the Company nor any of its representatives or advisors shall have any liability to us or to any of our representatives as a result of the use of the Information by us and our representatives, and we understand that only those particular representations and warranties which may be made by the Company to the purchaser of the assets, stock or business of the Company in a definitive agreement when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect.

     8. We agree that, without the Company's prior written consent, we will not, for a period of two years from the date of this Agreement, directly or indirectly, (i) solicit the employment of any key employee, officer or senior manager of the Company or (ii) hire any key employee, officer or senior manager employed by the Company or any former key employee, officer or senior manager whose employment with the Company has ceased within 90 days of such solicitation or hire.

     9. In the event that we or anyone to whom we transmit the Information pursuant to this Agreement are requested or become legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Information, we will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Agreement, we will furnish only that portion of the Information which is legally required and will exercise our best efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

     10. We agree that money damages would not be a sufficient remedy for any breach of this Agreement by us or our directors, officers, employees and agents, and the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of paragraphs 1, 2, 3, 5, 6 or 8 of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement by us or our representatives but shall be in addition to all other remedies available at law or equity. We agree to waive and to use our best efforts to cause our directors, officers, employees or agents to waive, any requirement for the securing or posting of any bond in connection with such remedy. We understand and agree that in the event that there is a sale or a controlling interest in the Company, the acquiror of such interest shall, should the Company so elect, also acquire all rights of the Company pursuant to this Agreement including without limitation, the right to enforce all terms of this Agreement. We understand that this Agreement is for the benefit of the Company and the Company shall have the right to enforce all the terms of this Agreement.

     11. It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

     12. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed within such state.

Very truly yours,

Wind Point Partners



Salam Chaudhary
Vice President